Exhibit 99.A

News

For Immediate Release

El Paso Corporation Reports 40 Percent Increase in Fourth Quarter Adjusted Earnings per Share

HOUSTON, TEXAS, February 27, 2012—El Paso Corporation (NYSE:EP) is today reporting fourth quarter and full-year 2011 financial and operational results for the company.  Key highlights include:

•            $0.28 adjusted diluted earnings per share (EPS) for fourth quarter 2011, a 40 percent increase from $0.20 per share for fourth quarter 2010

•            $1.00 adjusted diluted EPS and $2.1 billion cash flow from operations for full-year 2011

•            Fourth quarter 2011 E&P production volumes were 880 million cubic feet equivalent per day (MMcfe/d), up 11 percent from the fourth quarter of 2010; the year-end production exit rate exceeded 900 MMcfe/d

•            Oil production rose to 22.3 thousand barrels per day (MBbls/d) a 50 percent increase from the fourth quarter of 2010

•            The Federal Energy Regulatory Commission (FERC) approved Tennessee Gas Pipeline’s (TGP) uncontested rate case settlement.  The settlement provides higher base tariff rates and includes multi-year contract extensions with customers

•            The TGP 300 Line expansion and the Gulf LNG regasification terminal were placed in-service during the fourth quarter, on-time and on-budget, completing El Paso’s original $8 billion backlog of pipeline growth projects

•            Delivered 93 percent total shareholder return for 2011, making El Paso the second highest returning stock in the Standard & Poor’s 500 Index

Note:  The production numbers above include El Paso’s 48.8 percent interest in Four Star Oil & Gas Company (Four Star).

Items Impacting Quarterly Results

Fourth Quarter 2011 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to El Paso Corp. (EPC) common stockholders		$185	$0.24
Adjustments(1)
Impact of E&P financial derivatives(2)	$98	$62	$0.08
Change in fair value of legacy indemnification and other legacy items(3)	4	3	—
Separation/merger-related costs	13	9	0.01
Tax benefit from conversion of subsidiary to LLC	—	(71)	(0.09)
Impact of effective tax rate(4)	—	32	0.04

Adjusted EPS(5)			$0.28

(1) All individual adjustments assume a 36 percent statutory tax rate and 778 million diluted shares

(2) Includes $10 million of gains on financial derivatives, adjusted for $108 million of cash settlement proceeds.  Cash proceeds on settlements do not reflect $6 million, or less than $0.01 per share, for option premiums paid in 2009 and 2010 for financial derivatives settled during fourth quarter 2011

(3) Legacy items consist of change in fair value of legacy indemnification and environmental remediation costs

(4) Reflects the impact on quarterly earnings using the company’s current overall annual effective tax rate, including the effects of adjustments

(5) Reflects fully diluted shares of 778 million

Financial Results—Fourth Quarter 2011

For the fourth quarter of 2011, El Paso reported net income attributable to EPC common stockholders of $185 million, or $0.24 per diluted share, compared with $62 million, or $0.09 per diluted share, for the fourth quarter 2010.  Earnings for fourth quarter 2011 and 2010, after adjusting for impacts of E&P financial derivatives and other items, were $0.28 and $0.20 per diluted share, respectively.

Items Impacting Full-Year Results

Twelve Months Ended December 31, 2011 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$141	$0.18
Adjustments(1)
Impact of E&P financial derivatives(2)	$47	$30	$0.04
Ceiling test charges—Brazil	152	152	0.20
Change in fair value of legacy indemnification and other legacy items(3)	37	24	0.03
Loss on debt extinguishment	169	108	0.14
Deconsolidation of Ruby
Loss on Ruby investment(4)	475	297	0.38
Loss on recognition of interest rate swaps(5)	125	78	0.10
Separation/merger-related costs	20	13	0.02
Tax benefit from conversion of subsidiary to LLC	—	(71)	(0.09)

Adjusted EPS(6)			$1.00

(1) All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and loss on deconsolidation of Ruby, and assume 774 million diluted shares

(2) Includes $284 million of gains on financial derivatives, adjusted for $331 million of cash settlement proceeds.  Cash proceeds on settlements do not reflect $23 million, or $0.02 per share, for option premiums paid in 2009 and 2010 for financial derivatives settled during 2011

(3) Legacy items consist of change in fair value of legacy indemnification and environmental remediation costs

(4) Reflects a non-cash loss based on the difference between the net carrying value of Ruby and the estimated fair value of El Paso’s net investment

(5) Reflects a non-cash loss associated with the recognition of mark-to-market losses related to Ruby’s interest rate swaps previously included in other comprehensive loss

(6) Reflects fully diluted shares of 774 million

Financial Results—Full-Year 2011

For the 12 months ended December 31, 2011, El Paso reported net income attributable to EPC common stockholders of $141 million, or $0.18 per diluted share, compared with $721 million, or $1.00 per diluted share, for the full-year 2010. Earnings for 2011 and 2010, after adjusting for impacts of E&P financial derivatives and other items, were $1.00 and $0.98 per diluted share, respectively.

El Paso reported a tax benefit for the full-year 2011, which reflects the impact of a low level of pre-tax income, a tax benefit from the conversion of a subsidiary to a limited liability company, the favorable resolution of certain tax matters and a Brazilian ceiling test charge without a corresponding U.S. or Brazilian tax benefit.  Absent these items, the effective tax rate for the full-year would have been 24 percent, which is well below the statutory rate due to income attributable to nontaxable noncontrolling interests.

Business Unit Financial Results

Segment EBIT	Quarters Ended December 31,		Twelve Months Ended December 31,
($ in millions)	2011	2010	2011	2010
Pipeline Group	$417	$439	$1,135	$1,738
Exploration and Production	92	(27)	494	727
Marketing	(16)	(6)	(61)	(50)
Other	2	22	(243)	(74)
	$495	$428	$1,325	$2,341

Pipeline Group

The Pipeline Group’s Segment EBIT for the quarter ended December 31, 2011 was $417 million, compared with $439 million for the same period in 2010.  The decline was due to lower allowance for equity funds used during construction on expansion projects that have been placed in service, principally Ruby; lower retained fuel volumes on the TGP system, due to the implementation of a fuel volume tracker as a result of its rate case settlement, and higher operating expenses.  The primary reasons for higher operating expenses were increases in payroll and benefit costs as well as higher contractor and maintenance costs driven by increased activity and pipeline expansions.  Fourth quarter 2011 results benefited from higher reservation revenues due to expansion projects that have gone into service and higher rates on TGP resulting from its rate case settlement, which became effective June 1, 2011.  The rate case settlement also provided a $40 million increase to fourth quarter Segment EBIT due to a reduction in regulatory liabilities associated with postretirement benefits and certain deferred taxes.

Pipeline Group throughput for fourth quarter 2011, including the company’s equity investments, increased 8 percent from the same period in 2010. The increase was primarily due to higher Marcellus volumes on TGP and several expansion projects that were placed into service, partially offset by declines on El Paso’s Rockies pipelines and El Paso Natural Gas. Overall, throughput volumes have minimal impact on near-term financial results, as approximately 90 percent of the Pipeline Group’s revenues are derived from fixed reservation charges.

Pipeline Expansions

During the fourth quarter of 2011, the TGP 300 Line expansion and the Gulf LNG regasification terminal were placed in-service, completing what had been an $8 billion project backlog in 2008.  While TGP finished a major expansion in the Marcellus area with the 300 Line expansion, TGP is in various stages of permitting for four additional Marcellus expansion projects, totaling approximately $0.6 billion of capital and 1.1 billion cubic feet per day of new capacity.  The most significant of these projects is the TGP Northeast Upgrade Project, which will provide 620 MMcf/d of additional firm transportation service from receipt points in the Marcellus to aninterconnect in New Jersey.  The project, which is fully contracted, is expected to cost $0.4 billion and, subject to regulatory approvals, is anticipated to be placed in-service in November 2013.

Rate Case Settlement

In the fourth quarter of 2011, the FERC approved TGP’s uncontested rate case settlement.  The successful settlement provides higher base tariff rates, increases in the proportion of revenues from monthly demand charges, initiates a fuel volume tracker and includes multi-year contract extensions with customers.

Pipeline Group Results	Quarters Ended December 31,
($ in millions)	2011	2010
Operating income	$374	$322
Other income, net	43	117
Segment EBIT	$417	$439
DD&A	$118	$113

Total throughput (BBtu/d)(1)	18,933	17,598

(1) Includes proportionate share of jointly-owned pipelines

Exploration and Production

The Exploration and Production segment reported $92 million of Segment EBIT for the quarter ended December 31, 2011, compared with a loss of $27 million for the same period in 2010.  The improvement is primarily due to an $86 million, or 87 percent, increase in oil and condensate physical sales and a $10 million mark-to-market gain, partially offset by higher DD&A expense.  The per-unit DD&A rate increased to $2.32 per Mcfe in the fourth quarter of 2011, up from $1.86 per Mcfe for the same period in 2010, primarily as a result of the company’s shift in capital allocation to oil programs.

Fourth quarter 2011 production volumes rose 11 percent from the fourth quarter of 2010, averaging 880 MMcfe/d, including 59 MMcfe/d of Four Star unconsolidated affiliate volumes.  El Paso’s full-year 2011 production, including Four Star, rose 7 percent from 2010 levels, to 838 MMcfe/d.  Fourth quarter 2011 oil production, including Four Star, rose to 22.3 MBbls/d from 17.2 MBbls/d in third quarter 2011 and 14.9 MBbls/d in fourth quarter 2010.  El Paso finished the year at its forecasted capital budget of $1.6 billion and an average rig count of 13 rigs.

Total per-unit cash operating costs decreased to an average of $1.76 per Mcfe in the fourth quarter of 2011, down from $1.84 per Mcfe for the same period in 2010, mainly due to increased production volumes.

Exploration and Production Operational Update

El Paso is currently operating a total of 9 rigs with a continued focus on oil programs.  The Eagle Ford Shale is the company’s most active program with four rigs currently operating in La Salle County, Texas.  The net year-end exit rate for Eagle Ford production rose to 14,073 barrels of oil equivalent per day (BOE/d) from 64 wells, as production constraints caused by limited natural gas takeaway have been eliminated with the completion of a natural gas gathering system by El Paso’s Midstream Group.  This program is planning to add an additional dedicated frac crew by the end of first quarter 2012 and a fifth rig later in the year.

El Paso is operating two rigs in the Altamont field, one in the Wolfcamp Shale and one in the South Louisiana Wilcox play.  In response to low natural gas prices, drilling activity in the Haynesville has been reduced to one rig, and the company expects to release that rig upon the successful completion of the well currently being drilled.

Proved reserves, including Four Star, rose 19 percent from 3.4 to 4.0 trillion cubic feet equivalent (Tcfe).  Total reserves of oil and condensate and NGLs grew by approximately 66 percent in 2011, from 121 to 201 million barrels.  El Paso’s reserve replacement ratio, excluding Four Star, but including acquisitions and price-related revisions, was 400 percent.  Domestic reserve replacement costs, before acquisitions and price-related revisions, were $1.41 per Mcfe.  The company’s risked future drilling inventory at year-end 2011 was 9.7 Tcfe, up from 8.0 Tcfe at December 31, 2010.  The risked future drilling inventory includes approximately 2.0 Tcfe of proved undeveloped reserves and 7.7 Tcfe of risked unproved resources.

Exploration and Production Results	Quarters Ended December 31,
($ in millions, except price and unit cost amounts)	2011	2010
Physical sales—natural gas, oil, condensate, and NGL revenue	$419	$332
Realized and unrealized gains on financial derivatives	10	(78)
Total operating revenues	$429	$254
Operating expenses(1)	(336)	(278)
Other (expenses) income	(1)	(3)
Segment EBIT	$92	$(27)
DD&A	$175	$125

Consolidated volumes:
Natural gas sales volumes (MMcf/d)	675	628
Oil and condensate sales volumes (MBbls/d)	21.5	14.0
NGL sales volumes (MBbls/d)	2.9	3.4

Total consolidated equivalent sales volumes (MMcfe/d)	821	732
Four Star total equivalent sales volumes (MMcfe/d)(2)	59	63
Total combined	880	795

Weighted average realized price on physical sales:
Natural gas ($/Mcf)	$3.54	$3.79
Oil and condensate ($/Bbl)	$93.24	$77.01
NGL ($/Bbl)	$53.23	$45.43

Weighted average realized price, including financial derivative settlements:
Natural gas ($/Mcf)	$5.29	$4.88
Oil and condensate ($/Bbl)	$93.23	$72.07

Transportation costs:
Natural gas ($/Mcf)	$0.40	$0.31
Oil and condensate ($/Bbl)	$0.05	$0.11
NGL ($/Bbl)	$2.47	$3.95

Per-unit costs ($/Mcfe):
DD&A	$2.32	$1.86
Cash operating costs(3)	$1.76	$1.84

(1) 2010 includes $9 million of non-cash ceiling test charges

(2) Four Star is an equity investment; volumes disclosed represent the company’s proportionate share
(3) Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income

Hedge Positions

The company actively manages its exposure to commodity prices using various hedging strategies.  Further information on the company’s hedging activities will be available in El Paso’s Financial and Operational Reporting Package for Fourth Quarter 2011, which can be found in the Investors section of El Paso’s website or in El Paso’s 2011 Form 10-K.

Marketing

Marketing reported a Segment EBIT loss of $16 million for the quarter ended December 31, 2011 compared with a loss of $6 million for the same period in 2010.  The decline is primarily related to higher tariff rates on several transportation-related contracts.

Other Operations

During the fourth quarter of 2011, Segment EBIT from Other Operations was $2 million, compared with $22 million for the same period in 2010. Fourth quarter 2010 results include $40 million of income from the receipt of funds that were previously escrowed and expensed in conjunction with The Coastal Corporation merger in 2001, as well as a $110 million gain on the sale of a 50 percent interest in a Midstream joint venture.  This income was offset by a $113 million loss on debt extinguishment associated with the repurchase of Senior Notes.  Also impacting fourth quarter 2011 and 2010 results were changes to legal and environmental reserves, foreign currency fluctuations and other items.

Midstream Operational Update

In February 2012, the Midstream Group (Midstream) executed an agreement with its joint venture partner to transfer El Paso’s wholly owned investment in the Eagle Ford gathering system to the joint venture for approximately $85 million in cash.

El Paso’s financial statements are available in the Investors section of its web site at www.elpaso.com.  El Paso’s December 31, 2011 Form 10-K has been filed today with the Securities and Exchange Commission (SEC) and is available on our website.  Copies of all documents filed with the SEC, including the company’s financial statements, are also available, free of charge, by calling (877) 357-2766.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent exploration & production companies and an emerging midstream business.  El Paso owns a 42 percent limited partner interest, and the 2 percent general partner interest in El Paso Pipeline Partners, L.P.  On October 16, 2011, El Paso Corporation announced that it has entered into a definitive agreement whereby Kinder Morgan, Inc. will acquire all of the outstanding shares of El Paso Corporation.  For more information, visit www.elpaso.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Kinder Morgan, Inc. (“KMI”) has filed with the SEC a Registration Statement on Form S-4 in connection with the proposed transaction including a definitive Information Statement/Prospectus of KMI and a definitive Proxy Statement of El Paso Corporation (“EP”). The Registration Statement was declared effective by the SEC on January 30, 2012.  KMI and EP mailed the definitive Information Statement/Prospectus of KMI and definitive Proxy

Statement of EP on or about January 31, 2012.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY KMI OR EP BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the Registration Statement and the definitive Information Statement/Proxy Statement/Prospectus and other documents filed with the SEC by KMI and EP through the web site maintained by the SEC at www.sec.gov or by phone, e-mail or written request by contacting the investor relations department of KMI or EP at the following:

	Kinder Morgan, Inc.	El Paso Corporation
Address:	500 Dallas Street, Suite 1000	1001 Louisiana Street
	Houston, Texas 77002	Houston, Texas 77002
	Attention: Investor Relations	Attention: Investor Relations
Phone:	(713) 369-9490	(713) 420-5855
Email:	kmp_ir@kindermorgan.com	investorrelations@elpaso.com

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

KMI and EP, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the merger agreement. Information regarding KMI’s directors and executive officers is contained in the Information Statement/Proxy Statement/Prospectus which has been filed with the SEC. Information regarding EP’s directors and executive officers is contained in EP’s Form 10-K for the year ended December 31, 2011, and its proxy statement dated March 29, 2011, which are filed with the SEC. A more complete description is available in the Registration Statement and the Information Statement/Proxy Statement/Prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between KMI and EP, the expected timetable for completing the proposed transaction, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company, the sale of EP’s exploration and production assets, the possible drop-down of assets and any other statements about KMI or EP managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the proposed transaction; the ability to obtain the requisite regulatory, shareholder approvals and the satisfaction of other conditions to consummation of the transaction; the possibility that financing might not be available on the terms committed; the ability to consummate contemplated asset sales; the ability of KMI to successfully integrate EP’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital and credit markets conditions; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather conditions; environmental conditions; business and regulatory or legal decisions; the pace of deregulation of retail natural gas and electricity and certain agricultural products; the timing and success of business development efforts; terrorism; and the other factors described in KMI’s and EP’s Annual Reports on Form 10-K for the year ended December 31, 2011 filed with the SEC. KMI and EP disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

Contacts

Investor and Media Relations

Bruce Connery, Vice President

(713) 420-5855

Media Relations

Bill Baerg, Manager

(713) 420-2906

Appendix to El Paso Corporation February 27, 2012 Earnings Press Release

A summary of reported financial results for the quarters and twelve months ended December 31, 2011 and 2010 is as follows:

Financial Results	Quarters Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per share amounts)	2011	2010	2011	2010

Net income attributable to EPC	$185	$71	$141	$758
Preferred stock dividends	—	9	—	37
Net income attributable to EPC common stockholders	$185	$62	$141	$721

Basic per common share amounts
Net income attributable to EPC common stockholders	$0.24	$0.09	$0.19	$1.03

Diluted per common share amounts
Net income attributable to EPC common stockholders	$0.24	$0.09	$0.18	$1.00

Items Impacting Quarterly Results

Fourth Quarter 2010 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$62	$0.09
Adjustments(1)
Impact of E&P financial derivatives(2)	$135	$87	$0.12
Ceiling test charges—Egypt	9	9	0.01
Change in legacy derivative contracts and other legacy items(3)	(20)	(16)	(0.02)
Gain on Midstream joint venture	(110)	(67)	(0.10)
Loss on debt extinguishment	113	73	0.10
Tax benefit from liquidation of foreign entities	—	(4)	—
Adjusted EPS(4)			$0.20

(1) All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and gain on the Midstream joint venture, and assume 706 million diluted shares

(2) Includes $78 million of losses on financial derivatives, adjusted for $57 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $9 million, or $0.01 per share, of option premiums paid in 2009 for financial derivatives settled during fourth quarter 2010

(3) Legacy items consist of changes in the value of power contracts, an environmental remediation reserve, the impact of indemnifications and recovery of escrow funds

(4) Reflects fully diluted shares of 764 million and includes a $9 million income impact from dilutive securities

Items Impacting Full-Year Results

Twelve Months Ended December 31, 2010 ($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS
Net income attributable to EPC common stockholders		$721	$1.00
Adjustments(1)
Impact of E&P financial derivatives(2)	$(92)	$(59)	$(0.07)
Ceiling test charges—Egypt	25	25	0.03
Change in legacy derivative contracts and other legacy items(3)	5	1	—
Gain on sale of Mexican pipeline assets	(80)	(59)	(0.08)
Gain on Midstream joint venture	(110)	(67)	(0.09)
Loss on debt extinguishment	217	139	0.18
Impact of heath care legislation	—	18	0.02
Tax benefit from liquidation of foreign entities	—	(13)	(0.01)
Adjusted EPS(4)			$0.98

(1) All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges, gain on the sale of Mexican pipeline assets, gain on Midstream joint venture, certain international legacy indemnifications, and assume 762 million diluted shares

(2) Includes $390 million of gains on financial derivatives, adjusted for $298 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $157 million, or $0.13 per share, of option premiums paid in 2009 for financial derivatives settled during 2010

(3) Legacy items consist of changes in the value of power contracts, an environmental remediation reserve, the impact of indemnifications and recovery of escrow funds

(4) Reflects fully diluted shares of 762 million and includes a $37 million income impact from dilutive securities

Reconciliation of Segment EBIT to Net Income	Quarters Ended December 31,		Twelve Months Ended December 31,
($ in millions)	2011	2010	2011	2010

Segment EBIT	$495	$428	$1,325	$2,341
Interest and debt expense	(227)	(249)	(948)	(1,031)
Income tax benefit (expense)	(23)	(43)	50	(386)
Net income	245	136	427	924
Net income attributable to noncontrolling interests	(60)	(65)	(286)	(166)
Net income attributable to EPC	$185	$71	$141	$758

	Quarter Ended December 31, 2011		Quarter Ended December 31, 2010
Reconciliation of Cash Operating Costs	Total ($ MM)	Per-Unit ($/Mcfe)	Total ($ MM)	Per-Unit ($/Mcfe)

Total operating expenses	$336	$4.45	$278	$4.12
Depreciation, depletion, and amortization	(175)	(2.32)	(125)	(1.86)
Transportation costs	(27)	(0.37)	(19)	(0.28)
Ceiling test charges	—	—	(9)	(0.14)
Total cash operating costs and per-unit cash costs(1)	$134	$1.76	$125	$1.84

Total equivalent volumes (MMcfe)(1)		75,555		67,345

(1)Excludes volumes and costs associated with equity investment in Four Star

Disclosure of Non-GAAP Financial Measures

This release includes non-GAAP financial measures. The presentations and reconciliations related to such non-GAAP financial measures required by the Securities and Exchange Commission’s (SEC) Regulation G are attached or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.

On January 1, 2011, El Paso began using the non-GAAP financial measure “segment earnings before interest expense and income taxes” or “Segment EBIT” to assess the operating results and effectiveness of the company and its business segments.  The company believes that Segment EBIT is useful to its investors because it allows them to use the same performance measure analyzed internally by our management to evaluate the performance of our businesses and investments without regard to the manner in which they are financed or the company’s capital structure.  The company defines Segment EBIT as net income (loss) adjusted for interest and debt expense and income taxes. Segment EBIT does not reflect a reduction for any amounts attributable to noncontrolling interests.  The 2010 amounts have been conformed to reflect the company’s current performance measure.

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that the company considers to be significant to understanding our underlying performance for a given period.  Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of El Paso Corporation’s results. For 2011, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, ceiling test charges, changes in fair value of legacy indemnification and other legacy items, a loss on debt extinguishment, a loss on the deconsolidation of Ruby, separation/merger-related costs, a tax benefit from conversion of subsidiary to a limited liability company and the impact of the effective tax rate. For 2010, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, ceiling test charges, changes in legacy derivative contracts and other legacy items, the gain on sale of Mexican pipeline assets, the gain on Midstream joint venture, the loss on debt extinguishment, the impact of health care legislation and the tax benefit from liquidation of foreign entities.

Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products, and ceiling test and other impairment charges, divided by total consolidated equivalent production.  It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.

Unproved Resources

Although the SEC now allows companies to report unproved reserves in the form of probable and possible reserves in that company’s SEC filings, El Paso has elected not to report on such basis. In certain corporate earnings presentations, El Paso has provided estimates of the company’s “risked” and “unrisked” unproved resources, which are different than probable and possible reserves as defined by the SEC. Note that El Paso is not permitted to include or refer to the company’s unproved resources on such a basis in any SEC filings, and these estimates of unproved resources should not be construed as comparable to disclosures of El Paso’s proved reserves. Unproved resources are estimates of potential reserves that are made using accepted geological and engineering analytical techniques. Unrisked resources are less certain than risked resources as they do not contemplate the likelihood of a successful outcome.   Investors are urged to closely consider the disclosures and risk factors in El Paso’s Forms 10-K and 10-Q, including the inherent uncertainties in estimating quantities of proved reserves.

Reserve Replacement Ratio and Reserve Replacement Costs

El Paso calculates two primary metrics, (i) a reserve replacement ratio, or “RRR” and (ii) reserve replacement costs, or “RRC”, to measure the company’s ability to establish a long-term trend of adding reserves at a reasonable cost in the company’s core asset areas. The reserve replacement ratio is an indicator of El Paso’s ability to replenish annual production volumes and grow the company’s reserves. In addition, El Paso calculates reserve replacement costs to assess the cost of adding reserves, which is ultimately included in depreciation, depletion and amortization expense.

The reserve replacement ratio and reserve replacement costs per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio is limited because it typically varies widely based on the extent and timing of new discoveries, project sanctioning and property acquisitions. In addition, since the reserve replacement ratio does not consider the cost or timing of developing future production of new reserves, it cannot be used as a measure of value creation. El Paso calculates these metrics as follows:

Reserve replacement ratio	Sum of reserve additions(1)
Actual production for the corresponding period

Reserve replacement costs/Mcfe	Total oil and gas capital costs(2)
Sum of reserve additions(1)

(1) Reserve additions include proved reserves and reflect reserve revisions for prices and performance, extensions, discoveries and other additions and acquisitions or proved reserve additions attributable to investments accounted for using the equity method.  All amounts are derived directly from the table presented in Item 8, Financial Statements and Supplementary Data, Supplemental Oil and Natural Gas Operations in the Company’s 2011 Annual Report on Form 10-K.

(2) Total oil and natural gas capital costs include the costs of development, exploration and property acquisition activities conducted to add reserves and exclude asset retirement obligations. All amounts are derived directly from the table presented in Item 8, Financial Statements and Supplementary Data, Supplemental Oil and Natural Gas Operations in the Company’s 2011 Annual Report on Form 10-K.

The exploration for and the acquisition and development of oil and natural gas reserves is inherently uncertain as further discussed in the Company’s SEC filings. One of these risks and uncertainties is El Paso’s ability to spend sufficient capital to increase the company’s reserves and there are no assurances as to the timing and magnitude of these expenditures or the classification of the proved reserves as developed or undeveloped.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.